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                                                                    EXHIBIT 11.1

                                   AWARE, INC.

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                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                           NET INCOME (LOSS) PER SHARE


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                                                                   YEARS ENDED DECEMBER 31,
                                                                  --------------------------
                                                                      1996          1995
                                                                  -----------   ------------

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Net income (loss) .............................................   $   259,382   ($  342,962)
                                                                  ===========   ===========


Weighted average number of common and common stock
  equivalent shares outstanding:
    Common stock ..............................................    10,841,919     1,162,717
    Convertible preferred common stock equivalents ............     5,467,106             -
    Option common stock equivalent shares .....................     1,682,421             -
    Effect of SAB 83 ..........................................       402,949       882,289
                                                                  -----------   -----------
      Common and common stock equivalent shares outstanding for
        purpose of calculating primary net income per share ...    18,394,395     2,045,006
    Incremental shares to reflect full dilution ...............       234,003             -
                                                                  -----------   -----------
      Total shares for purpose of calculating fully diluted net
        income per share ......................................    18,628,398     2,045,006
                                                                  -----------   -----------

Primary net income (loss) per share ...........................   $      0.01   ($     0.17)
                                                                  ===========   ===========

Fully diluted net income (loss) per share .....................   $      0.01   ($     0.17)
                                                                  ===========   ===========

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